Exhibit 21.1

KBS Growth & Income REIT, Inc.
Subsidiaries as of January 9, 2018

KBS Growth & Income Limited Partnership
KBS Growth & Income REIT Holdings LLC
KBS Growth & Income Venture Fund, Inc.
KBS Growth & Income Venture Fund Limited Partnership
KBS Growth & Income Venture Fund Holdings LLC
KBSGI 213 West Institute Place, LLC
KBSGI 421 SW 6th Avenue, LLC
KBSGI Offices At Greenhouse, LLC
KBSGI REIT Acquisition I, LLC
KBSGI REIT Acquisition II, LLC
KBSGI REIT Acquisition IV, LLC
KBSGI REIT Acquisition V,LLC
KBSGI REIT Properties, LLC
KBSGI Von Karman Tech, LLC